Contacts:
                                                Alfred R. Camner
                                                Chief Executive Officer
             NEWS RELEASE
                                                James A. Dougherty
              BANKUNITED                        Chief Operating Officer

     Nasdaq National Market:  BKUNA             Samuel Milne
                                                Chief Financial Officer

                                                Phone (305) 569-2000

             BankUnited Financial Corporation * 255 Alhambra Circle
                         * Coral Gables, Florida 33134
               BankUnited, FSB * Private and Relationship Banking

FOR IMMEDIATE RELEASE
December 30, 1997

                BANKUNITED FINANCIAL SUBSIDIARY SELLS $50 MILLION
                         NEW EQUITY IN PRIVATE PLACEMENT

CORAL GABLES, FL -- Coral Gables-based BankUnited Financial Corporation (the "Corporation") today announced that its subsidiary, BankUnited Capital (the "Company"), sold $50 million in new equity capital through the private placement of redeemable trust preferred securities.

The Company said it sold, at par, 50,000 shares of redeemable trust preferred securities, par value of $1,000, for a total of $50 million. These securities have an annual dividend rate of 10.25 percent, payable semi-annually, beginning June 1997. The securities have been rated "b2" by Moody's and "BB-" by Thompson's BankWatch.

The net proceeds from the sale will be available for general corporate purposes, including capital contributions to BankUnited, FSB. Alfred R. Camner, chairman and president of BankUnited, stated, "These additional capital contributions will qualify as Tier One capital, enabling the bank to continue its rapid growth through new branch openings and potential acquisitions. This offering is a significant step along the road to becoming a major franchise in South Florida."

Friedman, Billings, Ramsey & Co. and Raymond James & Associates, Inc. acted as placement agents for the offering.

Coral Gables-based BankUnited Financial Corporation is the parent company of BankUnited, FSB, a federal savings bank with assets of $1.3 billion and 15 branch offices throughout Dade, Broward and Palm Beach counties.

BankUnited Financial Corporation trades on the Nasdaq National Market. Its common stock trades under the symbol BKUNA, and its preferred stocks trade under the symbols BKUNP, BKUNO and BKUNN.

/CONTACT:                  SAMUEL MILNE, CFO, (305) 569-2000
Distributed by:            Boardroom Communications, Inc., Plantation, FL
                           Linda Greck or Julie Silver, (954) 321-6334